Exhibit 99.2

Newcastle Investment Corp.	NCT.PRB		Q3 2012 Earnings Call	Oct. 25, 2012
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MANAGEMENT DISCUSSION SECTION

Operator: Good morning. My name is Christie, and I will be your conference operator today. At this time, I would like to welcome, everyone, to the Newcastle Investor Corporation Third Quarter 2012 Conference Call. [Operator Instructions]

And it’s now my pleasure to hand the program over to Ms. Sarah Watterson. Please go ahead.

Sarah Watterson, Investor Relations

Thank you and good morning. I’d like to welcome you today, October 25, 2012 to Newcastle’s Third Quarter 2012 Earnings Call. Joining us today are Wes Edens, Chairman of the Board of Directors, Ken Riis, our CEO and President, and Brian Sigman, our CFO.

Before I turn the call over to Wes, I would like to point out certain statements made today may be forward-looking statements. Forward-looking statements are not statements of fact instead, these statements describe the company’s current beliefs regarding events that by their nature are uncertain and outside of the company’s control.

The company’s actual results may differ materially from the estimates or expectations expressed in any forward-looking statements. So you should not place undue reliance on any forward-looking statements. I encourage you to review the disclaimers in our earnings release regarding forward-looking statements and expected returns and to review the risk factors contained in our Annual and Quarterly Reports filed with the SEC.

Now, I’d like to turn the call over to Wes.

Wesley Edens, Chairman of the Board of Directors

Great, thanks, Sarah and welcome everybody. I will run through a few of the highlights both financially and then transactionally and then turn it over to Ken to talk about some of the business. The quarter that we just finished was an exceptional one for us. Housing net income $1.63, extraordinarily there was a collapse with one of our commercial loan securitizations that Ken will talk about that resulted in a very big P&L event for us. It generated a lot of cash flow, lot of good investable assets.

Other core measures of the company also had a very good quarter. So, core earnings, $0.26, cash for distribution $0.21. We paid a common dividend that we increased to $0.22 for the quarter. So all very good financial metrics. We still had a fair bit of dry powder on the balance sheet. So, average uninvested cash, $157 million, also lot of unleveraged assets in the balance sheet. So, the net of it was with full investment of the capital on balance sheet would have been another $0.04, $0.05 for the quarter.

So, even with a lot of dry powder, we had very good financial results for the quarter. So, the transactional highlights, again I talked about the CDO that we collapse, Ken will give us some detail on that, but we generated $130 million in cash both from the sale. We purchased eight securities and loans on to the balance sheet for $50 million that we expect a lot of profitability from and then we deconsolidated and simplified our balance sheet. This is something that we are very focused on and we had five financing transactions in this sector on our balance sheet. This time last quarter we now have four and it’s something that we are focused on continuing to chip away out.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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MSRs, the performance of the portfolio, and I’ll get to in a few minutes, but it had a very, very good quarter, very much in line with the expectations. So a cash flow return of just to shade under 20%. So very good returns with the MSR book. We made one new MSR commitment for the quarter, a $15 billion servicing pool of Ginnie Mae servicing that we expect to close on in November. That LOI was executed back in September, but it will show up in our financials this quarter. Lots and lots going on in that sector and I’ll talk about that in a few minutes.

The Non-Agency RMBS book that Greg Finck wil speak to, we had an active quarter, bought a $140 million securities, again very focused on securities that are serviced by Nationstar for a lot of good and obvious reasons, we’ll talk about that in a second. And then lastly as mentioned in this last quarter we made our first investment in the commercial part of our balance sheet into the senior housing sector, invested $65 million in equity that investment got off to a very good start. So again, I’ll – so with that, Ken, you want to talk about the commercial business?

Kenneth Riis, Chief Executive Officer and President

Sure, thanks, Wes. Today, the commercial real estate debt business is really made up of our old legacy portfolio. It’s currently $2.8 billion face amount of assets financed with $1.9 billion face amount of primarily non-recourse debt. As Wes mentioned, one of the big transactions in the quarter was collapsing CDO X and selling our interest to our senior note holders to generate lot of cash flow for us.

If you think about this portfolio, one of the big things we’ve been doing over the last couple of years is been buying back a lot of the debt at material discounts and generating a lot of investment activity that way and profits for the company. This collapse of CDO X was a big deal for us. In the quarter, we generated over a $170 million of total cash flow, $130 million coming from the collapse of CDO X and $40 million coming from core interest and principal receipts.

And if you look at our portfolio today, $2.8 billion of assets with $1.9 billion face amount of debt, that $900 million difference represents the total principal that Newcastle would recover over time if all the assets and liabilities paid up at par and we did nothing. The collapse of CDO X sort of highlights incremental value that we can extract out of the portfolio by not being passive but being very active. Today, of the $925 million face amount of difference in our assets and liabilities we expect to generate $700 to $750 million of principal over time, again if we did nothing. But our plan isn’t to do nothing. We will continue to look at buying back debt, collapsing deals, and generating material incremental cash flows for the company.

As Wes mentioned, this transaction de-risks the company, because the proceeds that we received from the collapse of CDO X will be reinvested on an unlevered basis and potentially at higher returns, so really stabilizing our core operations. Finally, we made a new investment in senior living properties. We invested $65 million in the quarter and the portfolio is starting out better than expected. It generated $1.6 million of cash flow. $400,000 more than we underwrote and our levered return for the quarter was roughly 12% and as we move forward, we think we’ll get to our projected levered return of over 20% in a year or so. So that portfolio started out very well. I’ll hand it back to Wes.

Wesley Edens, Chairman of the Board of Directors

Great, thanks. On the residential side of the – I’ll deal with first about the MSR business. Obviously lots of activity in this space. There was a notable auction yesterday for the ResCap assets that had we decided to pay more and buy those assets we would have been a participant here at Newcastle. That something that we did not end up doing, but away from that, there is a tremendous pipeline of MSR and MSR-related activities. So I think we are going to see a lot of investable capital coming on this side of the balance sheet for us.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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In this supplement, we laid out each of the pool, but we have invested thus far, there are five, it will soon to be six, with this – the latest transaction which I mentioned. All performing very well. If you look at the supplement, you can see that IRRs since inception if you just run down the list it’s 24%, 18%, 19%, 20%, 17%. So the, the weighted average falls is a shade under 20%. So, very consistent across the board. The recapture rates, and speaking on the pools that have been on the books for some time where there has been enough time to get to our recapture mechanics in place have been also quite good. So the older pools, 34%, 35% doing very well.

So the $252 million in capital invested in thus far, generating kind of 19 plus percent returns and we do aspire to put a lot of capital to work on this. I’d say, it’s very much of a process of finding things that we want to invest in both on the balance sheet here as well as the good situations for Nationstar. I am optimistic that there will be a lot of activity here as we go into the fourth quarter at year end. So, we do have a lot of dry powder, the $157 million of capital on balance sheet. It is really understates it a bit because we do have a lot of the investments that could generate a little bit more capital. So, it’s a very good situation. Non-Agency stuff, Greg?

Greg Finck, Managing Director

Thanks, Wes. As Wes mentioned earlier, we purchased $140 million current face in Non-Agency RMBS this quarter at an average price of 57% of par investing approximately $80 million. We received $8.6 million of principal interest cash flow during the quarter. We closed the quarter with an RMBS portfolio totaling $309 million current face and approximately $200 million in market value. We have approximately $60 million debt against the portfolio for a net investment of about $140 million. The price appreciation and cash flows received, RMBS investments returned over 8% during the quarter.

We expect these RMBS investments to generate 6% to 8% annualized returns on an unlevered basis which translates into 15% to 20% returns on a levered basis. We have primarily invested in current pay sub-prime and Alt-A RMBS serviced by Nationstar. We believe Nationstar has been very effective at curing delinquent loans thus reducing defaults and losses. We also believe they are improving their effectiveness and accelerating principal cash flows.

Additionally, just we collapsed the CDO during the quarter we also think some RMBS transactions may be collapsible as well. We intend to work with Nationstar to explore this RMBS collapse option. Nationstar owns call rights on over $100 billion RMBS transactions and I think this could be a very interesting opportunity going to – in the fourth quarter of next year.

RMBS prices rose significantly over the quarter. We remained positive on current valuations given funded all improvements in the housing and mortgage markets. Home prices appeared to have bottomed during the first quarter and have increased each in the last six months and are up roughly 8% from the lows. Additionally the shadow inventory of delinquent loans has been shrinking as the rate of new delinquencies has been flowing steadily for the past couple of years. At current valuations, we believe Non-Agency RMBS still offer attractive value and significant further upside.

Brian Sigman, Chief Financial Officer

Thanks, Greg. Now I’ll run through the financial results for the quarter. In the quarter, we had GAAP income of $1.63 per share. This includes core earnings of $0.26 and the remainder was primarily our gain on sale from the CDO collapse. We generated $35 million of cash available for distribution or CAD in the quarter, it was an increase of 65% over Q2.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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In September, we increased our dividend to $0.22 per share, which is also an increase of 10% from the second quarter. Our third quarter financial results were affected by having $150 million of average uninvested capital in the quarter, including $80 million of proceeds from the CDO X liquidation. As we continue to invest this capital our earnings and total cash flow will continue to grow. As Ken mentioned, we are pleased with the execution of the CDO X collapse. CDO X was consolidated on our books and this transaction materially simplified our balance sheet by reducing assets by $1.1 billion and reducing liabilities by $1.2 billion.

As we do with all of our consolidated CDOs, we mark our assets to fair value but carry the debt at face. In the previous quarter CDO X was contributing a negative $80 million of GAAP book value even though the debt was fully non-recourse.

Combining this $80 million of negative book value with the $130 million of proceeds gets us to the $210 million increase to our GAAP book value. Additionally this transaction resulted in our consolidated debt to equity ratio decreasing from 3.8 times to 2.2 times. As you can see from our disclosures we have been breaking out our results by our two business lines. This quarter we continued to see growth in the residential servicing and securities business and while it only generated 40% of our total cash flow, we expect it to grow to approximately 50% with a full quarter of our recent investments and then even further as we deploy our cash on hand.

We currently have $184 million of unrestricted cash to invest, and as Wes mentioned, we are seeing a lot of opportunities to invest the capital. In early July we entered into a financing of $59 million on some of our non-agency RMBS positions. This modest amount of leverage brought us to an overall portfolio leverage on only 30% and increased our levered returns to low teens.

We continue to have the ability to finance the remaining unlevered securities if we need the capital, but would also increase our returns on this portfolio even further.

That ends our prepared remarks. We’ll now take your questions.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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    QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Your first question comes from the line of Bose George with KBW.

<Q – Bose George>: Question was on, in your presentation, the slides you note that CDO IV passed the OC test in September. Any commentary on what could get that to start cash flowing and in terms of what we could think of in terms of potential cash that could come out of that?

<A>: Yes, we passed the over collateralization trigger in the third quarter. It didn’t generate any cash flow to us in the third quarter but going forward, assuming we continue to pass the over collateralization triggers, we would expect to generate roughly $300,000 to $400,000 of cash flow per quarter if we continue to pass. So look forward to that in the quarters to come.

<Q – Bose George>: Great, thanks. And then actually switching in the Ginnie Mae servicing that you guys are going to get, is the economics of that similar to the GSE stuff? And in terms of the, sort of the repurchase obligations to – on the delinquent loans, is that done by Nationstar or is that going to end up with you guys or how does that work?

<A>: No, as is always the case, the servicing obligations are going to stay with Nationstar including the repurchase obligations for that servicing. This would be the first significant block of Ginnie Mae servicing that we have bought. We think that there is a tremendous amount of value in the sector. It’s got some different characteristics as you know, especially on the VA portions of those loans. There is both – some elements of credit exposure, modest amounts of credit exposure, but there is also some very significant reperforming and reorigination opportunities from a servicing standpoint on balance. We think that that’s an exciting portion of it.

And then the refinancing activities, these new streamlined refinancing guidelines on the Ginnie Mae side, we think the recapture opportunities in that space are very, very significant. So we’ve gone through the process. It’s taken us a bit of time with Ginnie Mae. We’ve gotten the same structure, similar structure to what we have out of Fannie Mae and Freddie Mac, which is a big hurdle for us. And it’s the kind of thing I think you could see a fair bit in the future, but the net of it is, the direct answer is, we think the returns are very consistent in the Ginnie Mae’s as they are with all the Fannie, Freddie and the PLS stuff.

<Q – Bose George>: Great, thank you very much.

Operator: Your next question comes from the line of Douglas Harter with Credit Suisse.

<Q – Douglas Harter>: Or tell us how much capital will be put into work in that Ginnie Mae portfolio?

<A>: It will be about $30 million to $35 million I think.

<Q – Douglas Harter>: Okay. And then just – and then with the remainder of the cash, how are you thinking about putting it to work, sort of more quickly on non-agency side versus sort of keeping some powder dry for some of the opportunities on the MSR side that you referenced?

<A>: Well, I think that the balance of the two in the two groups of investing activity in the residential side gives us a lot of opportunities on both elements of it. The work that Greg and others have done on the RMBS portfolio, we’re very happy about that. We do think that in the long term, technicals of that market are very positive and continue to improve. And by focusing on securities that we – our affiliate has of servicing for, we feel great about their servicing abilities, as also as Greg said, we do think that there is going to be some opportunities to generate some windfall profits if we can collapse from those deals. And I do think that – when you look at the RMBS market, broadly speaking, it’s about $1 trillion still outstanding in that sector. So we service roughly 10% of it today and we aspire to service more of that obviously, but that’s a big chunk of it, so $100 billion.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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If you could take all the securities that existed as if it was one deal, the average price of it is about $0.70. If you could look at all the collateral that’s behind it, that collateral, and these are very general numbers is worth about $0.90. So there is a very significant gap between the price of the securities and the value of the assets. It’s not easy to get at that obviously, but in the aggregate 20 points on the $1 trillion it’s $200 billion; that’s a big notional amount of opportunity to go after.

And so we’re going to continue to chip away on the RMBS side and be very thoughtful about what we are looking at there. On the MSR side, it’s a little bit more episodic, right? Had we bought the ResCap deal you’d see a big chunk of capital would come out of it then. There are a handful of other large transactions that could be very substantial or could be more along the lines of what we are reporting here on the Ginnie Mae portfolio.

But I think that having the two allows us to carry a balance of cash along and keep ourselves available for larger transactions, but still stay in the investing business. So I like the mix of the two and I think – I think that the fourth quarter is going to be a busy quarter.

It feels that way; already there’s a lot going on and so I’m optimistic we’ll have some good investment activity.

<Q – Douglas Harter>: Great. Thank you much.

Operator: Your next question comes from the line of Jasper Burch with Macquarie.

<Q – Jasper Burch>: Just starting off with – I think obviously it’s a good thing that you are diversifying your income streams. I think a lot of people were – are waiting for that to really start kicking in and ramping up. Drilling into the senior living portion of the book, looking at sort of what your projections are and how you can really read through the words of that asset, it’s really coming, one, from sort of the operational side, increasing of the revenue and the occupancy and then, two, on the leverage side. I was wondering if you can give us a little bit more color on both of those, I guess first on sort of the timing and how you are going to increase the basic returns on the asset. And then also what type of leverage you are looking at applying?

<A>: Yes, that portfolio, the way we are going to drive incremental returns is to increase occupancy and rents in the portfolio. So along with that we’ll increase cash flows and increase returns. In the quarter we generated a levered return of about 12%. But as we drive revenues higher, we think we’ll get it up to about 20% return on equity by the end of the year, and so are stabilized in the 25% to 30% return over the next couple of years. So a quick ramp up due to good, active management in the portfolio, and we’re optimistic we’ll get to the 20-plus percent return over the – by the end of the year over the next 12 months, sorry.

<Q – Jasper Burch>: Okay, and in terms of leverage, is the leverage that you’re going to apply, that – is that already in place or are you going to take on additional financing?

<A>: There is current leverage in place, and the unique thing about that financing is, as the value increases we can actually increase the leverage over time as cash flows increase.

<Q – Jasper Burch>: Okay, that’s certainly helpful. And then I guess sort of operationally on the MSR side, sort of broader market we’ve seen obviously one large competitor take down a large portfolio yesterday that you are also bidding on. I was wondering if you could speak to sort of what you see in terms of competition for bidding on these assets and sort of how – what the differences in terms of I guess the availability of capital that you see that you and Nationstar have versus some of your competitors and whether there’s differences in value in different types of MSR assets? So just to sort of get an idea of really what we could expect for any change in the investment pace or your propensity to compete?

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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<A>: Well, there is no question, there is more competition in the sector today than it was last year, right? This is – very much is a still, kind of a fledgling asset class a year ago, and what a difference a year makes, both in terms of our own activity as well as the activity of others. At the end of the day yesterday, when you look at that transaction, it’s a big public transaction, and it was one that had a lot of people looking at it. In the end, there was really only one firm that stepped forward to be a competitor. So I think that that’s kind of proof positive of A) There is a lot of interest in the sector, but B) It’s reasonably hard to become a big and effective competitor in the space.

In fact, in order to compete in that transaction you have – the two firms actually joined forces, because they – I think that Ocwen focused on the non-agency stuff in particular and Walter was on the Fannie Mae stuff. I’m not sure how the rest of it was split out. But I think that it’s a big space with a lot of activity, and when you look at the returns off of our portfolio, which we make very transparent, 20% unleveraged cash flows in a market of zero interest rates is obviously a very, very compelling investment story. The challenges the get from here to there you have to be a good servicer, you have to have lots of capital, you have to be in good standing with the GSEs. There is a lot of things that have to come into play in order to be effective about it.

And so I think bottom line is, there is – there certainly is a lot of activity that we see now, and I think it’s prospectively going to result in investments. And while there is competition, I think that the barriers to entry are high and are going to stay fairly high. One other thing to note is, when we look at the – so the transaction yesterday was about a $3 billion purchase price. The bulk of that purchase price were for the advances obviously. The way that we looked at it from the combined bid – just to give some context to it, the MSR portion of the bid, our stalking horse bid was $736 million. Apples-to-apples, the eventual price of that trade was more that $1.2 billion. So obviously a very substantial increase over the stalking horse from last spring..

Without a lot of context, it’s hard to know – for people to know what that means in returns, other than, obviously returns of are somewhat compressed by that. Also, I think in order to really be an effective bidder for these kinds of assets, you have to place a lot of enterprise value and the ability to originate loans, which is a profitable part of it or generate ancillary income. So again, all which is to say, if you’re going to be competitive today in where the business is going to, you have to have a full spectrum of capabilities in order to take advantage of all those things. And I think that there are a handful of very capable and competent firms that are out there. And then it’s a pretty big gap down to the next level. So...

<Q – Jasper Burch>: That’s definitely very, very helpful. I guess, just one last thing. Do you guys provide underlying metrics on the Non-Agency book, the delinquency rates the discount to par that you bought it at, is that into the slide presentation in the Q?

<A> – On the securities portfolio, or the MSR?

<Q – Jasper Burch>: The Non-Agency RMBS securities.

<A> – Limited detail is presented in the Q as well, yeah including prepayment rates, default rates, delinquency rates, loss severities et cetera.

<Q – Jasper Burch>: Excellent. Thank you guys a lot. Did a great job in the quarter.

Operator: Your next question comes from the line of Joshua Barber with Stifel Nicolaus.

<Q – Joshua Barber>: Or what you are targeting on the MSR side today, would that be more non-agency versus agency and are you seeing more competition on one of those versus the other?

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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<A> – We are not really focused on one and not the other, I think with this latest Ginnie Mae portfolio we’ll have kind of every major food group represented in the portfolio. So, PLS and Ginnie Mae and Fannie Mae and Freddie Mac, I think we look at the universe of servicing if there is, just over $10 trillion in mortgage servicing in total, about $6 trillion of that I think is Fannie Mae and Freddie Mac, about $1 trillion of it is Non-Agency residential stuff and the other $3 trillion are loans on the balance sheets of different financial institutions. So, you’d think proportionately over time, you have more to do in Fannie, Freddie, Ginnie that you would in the Non-Agency stuff. You’ve seen a lot of non-agency security or servicing operations be sold on the financial institutions which is why I think it’s been a disproportionate representation of the overall sector in terms of this activity to date. I would expect, next year and the year after for example and that kind of time frame and you’ll get back to something which is much more representative of the overall kind of market statistics we see. A lot more Fannie Freddie, Ginnie stuff out there. But at the end of the day, they’ve all got somewhat different characteristics. The Fannie Mae programs in particular, those portfolios that have a lot of HARP eligible collateral are going to see a lot of refinancing activity, but those are also great portfolios to recapture loans. Some of the new MSRs that are out there are very high quality borrowers that’s great from a credit standpoint is less great in terms of your ability to control that borrower if they have more options. So there is, and there is lots of nuances to them. They have to really pay attention to what the underlying creditworthiness is and as they have to predict how those things are going to perform and how you are going to be able to recapture loans. So, it’s a idiosyncratic analysis, but it’s one that I think at the end of the day, all the sectors I think offer a lot of interesting value, so you just have to pay attention to what it does that really drives the returns for them.

<Q – Joshua Barber>: Okay, thanks. Looking at the senior living business, would you guys expect that to be a bigger source of growth in the next few months that you’re continuing to see deals there that makes sense or, seem to have some opportunity?

<A> – Wes Edens – Newcastle Investment Corp.>: Well, I think that, we talked about this last time. And you look at senior housing which is something we’ve been invested as a firm the last dozen years or so, it’s been the space for a long time. It is very much of a market that’s dominated by true mom and pop operators. I think, roughly 75% of the market is managed by people that manage 15 or fewer properties. So there are a lot of small operators out there and it’s a business that clearly benefits from scale of operations and kind of professional operators. So, this first portfolio we think is a good example of something exactly like that as Ken said we’re kind of north of 12% run rate on return on equity now and we aspire to be north by 20% in the next year or so. There are other smaller portfolios that we think that we can find, they are very much under the radar of the big REITs. The REITs in that sector have done exceptionally well but they are very large companies. So for them, the relevance of buying a $50 million, $25 million or even a $100 million portfolio it’s just not – it doesn’t make that big of a dent when they’ve got the gigantic market caps they have. So, it’s a robust amount of activity in a fairly big market that is been executed in fairly small amounts. So I think you’ll see small incremental investments likely to crop up as we find good opportunities there.

<Q – Joshua Barber>: Great, thanks very much.

Operator: Your next question comes from the line of Henry Coffey with Sterne Agee.

<Q – Henry Coffey>: As you look at your pipeline, and maybe this maybe asking for too much information, but, as you look at your pipeline, Ally owns about a $1 billion in MSRs which we think is backed by about $160 billion in servicing assets. Did that opportunity go away with the sale of ResCap or is that still an open opportunity for Newcastle?

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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<A> – Wes Edens – Newcastle Investment Corp.>: Ally did not sell their MSR as part of the transaction, that those loans are, as you speak correctly and they are sub-serviced by the ResCap, Estate and thus eventually sub-serviced by the Ocwen/Walter team. That MSR, many months ago, they talked about sellling that in conjunction with the estate or contributing that there is a bunch of different conversations about that, none of that came to pass and so today, as we sit here, that MSR is still owned by Ally and what their intentions with it, you have to ask them. but they could sell it, they could keep it, they could grow it, they could do a lot of different things, but it really is independent from the transaction that happened yesterday and there is nothing that about the transaction happened yesterday that would hinder their abilities to sell that, freely if they chose to do so.

<Q – Henry Coffey>: And they keep saying that they’re getting out of mortgage, so this would be part of that, that door hasn’t closed for anybody, is what you are saying?

<A> – Wes Edens – Newcastle Investment Corp.>: No, I think that, MSR owned just by financial institutions is on the decline. I think that that’s an easy broad statement to make and you know what that will translate into for Ally Bank or any other bank for that matter something you have to talk to the management of those places because that’s not my purview but I do think that as an asset class, I’d expect these guys to own a lot less of by this time next year. So...

<Q – Henry Coffey>: Well, thank you very much.

Operator: Your next question comes from the line of Josh Biderman with Pyrrho Capital.

<Q – Josh Biderman>: Wondering if you could talk a little bit more about the senior living portion of the book, obviously a little bit of activity there, it looks like the returns are pretty good, you talked a little bit about the dynamic in the state from an acquisition consolidation side, can you talk a little bit about what you are seeing there on the fundamental side? Is there anything that’s changed in the sector as this caused you get back involved or is it just you are starting to see more opportunities?

<A> So, what drives that business, I think, in the end is just the broad demographics of the aging population in the US. I think the cohort of people over the age of 65 that would be kind of eligible for this property is north of 26 million people it’s the fastest growing cohort of individuals that exist and I think broadly speaking, the pace of construction activity and particularly during the crisis the last five years has underperformed relative to the number of people that need it. So we think that the broad metrics for the industry are very good and are going to continue to get better. So there is a great fundamental underpinning to the sector.

One thing we have learned about this sector in the last dozen years is that it seems superficially like a terrific business. It actually builds something looks a lot like an apartment house, you rented out the seniors provide some basic services and can charge kind of two x the rent you could for them just be living that sounds really great. Then all the seniors show up and all the issues of dealing with the management and what not events. So it’s a complicated operating business and again what we have found is that there are very significant benefits of scale in terms of things like for – procurement of food and insurance and services and what not. And so, I do think that there is a very substantial opportunity to roll up a number of these smaller operations. Also the prices of the assets in the large portfolios have been higher than what we have seen on the one-by-one case.

So, as Ken mentioned we got a return in that portfolio of about 12% in the current basis. Probably the leveraged return of assets on the books of housing REITs are substantially south of that. So there is a big gap between the two. If we are able to continue to add to the portfolio and add in a prudent way where the performance is still there, I think you could get at some point a very significant revaluation between the portfolio that we assembled versus where the market might value that. So, we are excited, it’s not something to jump out and go do a lot of that would be the way to make a bunch of poor investments. But I think, one-by-one as I said, we’ve got a robust pipeline of activity there. You’ll see a lot of smaller things crop up and we’ll report on them as they

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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show up or kind of give great transparency on this portion of the portfolio as we do on the MSRs and non-agency stuffs. So I hope you’ll see it. But it’s – again, it’s $65 million of equity out of the $1.4 billion market cap. So it’s still a relatively small part of our activity and but it is something that we do think has some promise and so hopefully we’ll have a good next year on it.

<Q – Josh Biderman>: Thank you. Two quick calls on this, one the returns that you are seeing on the recent deal, should we expect that for what you are going to be acquiring going forward and two are there any markets that you guys are seeing more opportunities or specifically targeting or is it going to be a national type of thing?

<A> The returns are, we hope for the – we are aspiring to very much consistent with what we’ve gotten here. So kind of low double-digit returns in the early phase of the investment and really shooting for kind of high teens 20% returns in the portfolio over time. So that profile is very much what we are trying to do. One thing, it’s less picking markets specifically than it is looking for clustering of assets, because again it’s very helpful to be in a market having half a dozen assets than where there is one asset in terms of your ability to manage it with people to service it for you, et cetera. So I think that the things that we have looked at and we will do over time as the portfolio gets bigger is look for clustering of assets in different markets, much like you’ll see in the apartment sectors frankly as opposed to picking a good sector versus a bad sector it does.

<Q – Josh Biderman>: Okay, thanks.

Operator: [Operator instructions] Your next question comes from the line of John Evans with Edmunds.

<Q – John Evans>: Can you just help me understand, so we’ve been shareholders for three years, you guys have done a fabulous job. But here is what I am curious is, how big do you have to get to before you split the company into two where you have the healthcare and then you have the MSR? And then what do you think you need to do or need to show to the market, because you trade a significant discount on a yield basis to on the MSR side like HLSS and obviously on the healthcare REITs, say trade at 6% yield. So, what do you think you need to do and help us understand how big you have to get the two pieces before you split the company?

<A> Yeah, that’s a really good question and something I would talk about in a number of calls that we are asked – two months. I think, we do think that there are two clearly delineated business plans here and we do think that the businesses would be valued better on separate on their own standings. So I think that that’s right. When you look at our MSR portfolio and they are returning roughly 20% you look at HLSS yields in the single-digits you think a two-time or two and a half time multiple in terms of value that portion of capital of the business could easily be in the cards for us if and when we split that out. I am very mindful of not trying to do this prematurely and thus end up having taking a company that has had as you said a very good run in the last number of years have gotten to a institutional size of a company with it’s float and it’s market cap is splitting up and the two companies that no longer kind of fit that bill. So there is no hard and fast rule. So I do think that we are kind of one significant investment or one material capital raise away from being able to do something like that.

So in my mind, given what we are trying to accomplish in the fourth quarter that could be something that happened to early next year if we do what I expect to. But, I do think we want to get a little bit bigger and then I think that, in my view is exactly what you would mentioned, I think that we’ll get the visibility and kind of purity of the vehicles. I think you’ll have, then have people be able to value them more readily and I am hoping that sum of the parts is substantially greater than what it is right now. But I do agree, I think that an $0.80 dividend, we look at the underlying businesses, that’s a very significant discount to where a number of the other competitors are and I think that, that we should do better.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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I think that’s ironic our stock went down a few pennies after the ResCap thing. I mean, from a fundamental standpoint it should be the opposite. I mean in the existing portfolio that we have is reflected, it’s probably being undervalued when you look at where market prices are for this stuff. So, rather than go down it should go up I think it’s kind of humorous. I think I in the long term that we are very focused on the long term, we’ll generate great returns and if we get great transparency that should result in better valuations to all shareholders and that’s where the focus is.

<Q – John Evans>: Wes, one last follow-up to that, just the people that are negative just say that you are habitual equity raiser. Can you talk a little bit about maybe the capital structure down the road, how you see that and how you don’t always dilute the equity to buy that next deal?

<A> Yeah, I think that the balance between having capital to kind of grow your business and doing so in an accretive fashion is of course the right conversation that always be happening. We aspire to earn kind of 20 plus percent returns across the board and the businesses. So the non-agency business as Greg said on the leveraged and modestly leveraged basis is a 15% to 20% business. The MSR business is unleveraged basis 20% the senior housing stuff is less than that to begin with, those are very long duration assets obviously.And so there is a lot of value those could be higher. It would be great if our cost of capital was less and the price was higher and the gap was a bigger gap, but even where it is right now, it is still very accretive and I think that the results that we have generated over the last couple of years, last year in particular reflect that we are actually very careful about that and I’ve been called a lot of things directly, habitual capital raiser is not one of them but, I think it’s – look, it’s legitimate conversation in a company that pays out a lot of cash flow and I think that I am trying to take the steps to get ourselves the best valuation possible to make that gap as wide as possible and then you have kind of the opposite rather than be in a difficult conversation about the gap between the return on your equity and the cost of your capital. We had a single-digit handle on our dividend yield, the gap would be substantial and would have usually accretive capital formation. So, I think I am the biggest shareholder individually we are very focused on the returns of the equity of the company obviously. And we are being I think as transparent as we could possibly be about what we are trying to accomplish and the steps that we see that are necessary to get there.

<Q – John Evans>: Thanks, Wes. I appreciate it.

<A> You bet.

Operator: Your next question comes from the line of David Haas with Moore Capital.

<Q – David Haas>: The question, as you look at the $3 billion bid from Ocwen for the ResCap asset and you sort of can parse out the MSR, what type of – as you walked away, what type of returns, what type of IRRs do you think came from that bid?

<A> Well, I think, it’s what I mentioned before. I think that in order for that to be a good bid, a good acquisition price, you had to place a lot of value on to what we call the “E” the enterprise value of the operation because strictly from an MSR standpoint and strictly from the value those advances, the returns would be very low. I think you end up with a low single digit return IRR on the MSR and that’s obviously not the business that we are in or Ocwen is in or anybody else is in. And so you have to be generating marginal returns either from – some source of activity or the other whether it’s origination business which is a very good business right now, a very lucrative one, the ancillary services business that they have done a particularly good job and then I think, we could drive those returns, then when you look at the relative upside is better performance, right, because the performing loans are a lot cheaper to service than the non-performing loans and slower prepayments speeds.

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Newcastle Investment Corp.	NCT.PRB	Q3 2012 Earnings Call	Oct. 25, 2012
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Of those two, the bulk of that portfolio, the big chunk of it was the private label stuff which already prepays at a very slow rate. There is not a lot of upside from that perspective, in fact there is probably more downside than upside in our judgment. On the performance standpoint, I do think there is a lot of upside. I think that, as Greg said, the rate of loans going bad, has dropped dramatically. I mean, it really is a third of what it was a year ago and I think that when you look at the housing markets and what we see going on across the different markets, we think that there is a lot of room for optimism about going from – delinquency rates continue to shrink down and that’s a big deal in the servicing business.

So, it may well be you have to ask the folks at Ocwen, but it may well be that they have a very robust view about the prospects for that portion of it because strictly on the basis of where things are today, the pricing is aggressive obviously. At the end of the day our judgment was that, the price that was offered at the end was higher than what we wanted to pay and that’s the difference in an auction it doesn’t mean that we are right and they are wrong or kind of vice versa, but from our standpoint we thought that that we are better, risk-adjusted returns that were available in other parts of the business, but time will tell as to what the right judgment was there, so.

<Q – David Haas>: Okay, that’s great, thanks.

Operator: And this conclude our questions and answer session. I hand the program back over to Mr. Wes Edens for closing remarks.

Wesley Edens, Chairman of the Board

Thanks very much everyone. We look forward to talking to you next quarter.

Operator: This does conclude today’s conference call. You may now disconnect.

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